UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 1, 2006

Nephros, Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-32288

Delaware	13-3971809
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3960 Broadway, New York, New York 10032
(Address of Principal Executive Offices)
(Zip Code)

(212) 781-5113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 1, 2006, Nephros, Inc. (“Nephros”) entered into a Subscription Agreement with each of Southpaw Credit Opportunity Master Fund LP, 3V Capital Master Fund Ltd and Distressed/High Yield Trading Opportunities, Ltd. (collectively, the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of $5 million principal amount ($2 million, $1.5 million and $1.5 million, respectively) of 6% Secured Convertible Notes due 2012 (“Notes”) of Nephros, for the face value thereof.

The Notes accrue interest at a rate of 6% per annum, compounded annually and payable in arrears at maturity. Principal and accrued interest on the Notes are convertible at any time at the holder’s option into shares of common stock, par value $0.001 per share, of Nephros (“Common Stock”) at an initial conversion price of $2.10 per share (subject to anti-dilution adjustments upon the occurrence of certain events). The Notes are secured by substantially all of Nephros’s assets.

Outstanding principal and interest on the Notes may be prepaid by Nephros at any time, subject to applicable premiums. In addition to the applicable prepayment premium, upon any prepayment of the Notes occurring on or before June 1, 2008, Nephros must issue the holder of such Notes warrants (“Prepayment Warrants”) to purchase a quantity of Common Stock equal to three shares for every $20 principal amount of Notes prepaid at an exercise price of $0.01 per share (subject to adjustment). Unless and until Nephros’s stockholders approve the issuance of shares of Common Stock in excess of such amount, the number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Prepayment Warrants, in the aggregate, is limited to 2,451,280 shares, which equals approximately 19.9% of the number of shares of Common Stock outstanding immediately prior to the issuance of the Notes. Nephros may cause the Notes to be converted at their then effective conversion price, if the Common Stock achieves average last sales prices of at least 240% of the then effective conversion price and average daily volume of at least 35,000 shares (subject to adjustment) over a prescribed time period.

In connection with the sale of the Notes, Nephros and the Investors have entered into a Registration Rights Agreement pursuant to which Nephros granted the Investors certain demand and piggy-back registration rights with respect to the shares of Common Stock issuable upon conversion of the Notes or exercise of Prepayment Warrants, if any.

The forms of the Subscription Agreement, the Note and the Prepayment Warrant, and a copy of the Registration Rights Agreement, are being filed as exhibits to this Current Report on Form 8-K, and the descriptions of such documents set forth herein are summary only and are qualified in their entirety by reference to such exhibits, which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Certain disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

Subject to certain terms and conditions, the outstanding principal of and accrued interest on the Notes may become immediately due and payable upon the occurrence of any of the following events of default: Nephros’s failure to pay principal or interest on the Notes when due; certain bankruptcy-related events with respect to Nephros; material breach of any representation, warranty or certification made by Nephros in or pursuant to the Note, or under the Registration Rights Agreement or the Subscription Agreement; Nephros’s incurrence of Senior Debt (as defined in the Note); the acceleration of certain other debt of Nephros; or the rendering of certain judgments against Nephros.

Item 3.02. Unregistered Sales of Equity Securities.

Certain disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

Nephros has determined that the issuance of the Notes and any securities issuable upon conversion or prepayment of the Notes or exercise of Prepayment Warrants are exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and/or Regulation D promulgated thereunder. The Investors represented their status as sophisticated investors, as well as their intention to acquire the Notes and any Common Stock issuable upon conversion thereof for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends have been affixed to the Notes and will be affixed to the share certificates for any such Common Stock. Moreover, each Investor either received adequate information about Nephros or had access to such information.

Item 8.01. Other Events.

On June 2, 2006, Nephros, Inc. issued a press release entitled “Nephros Completes $5 Million Private Placement” announcing the transactions discussed above. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

4.1	Form of 6% Secured Convertible Note due 2012
4.2	Form of Prepayment Warrant
10.1	Form of Subscription Agreement, dated as of June 1, 2006, between Nephros and each Investor
10.2	Registration Rights Agreement, dated as of June 1, 2006, among Nephros and the Investors
99.1	Press Release issued by Nephros, Inc. dated June 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2006

                                    NEPHROS, INC.

                                  By: /s/ Mark W. Lerner
            Mark W. Lerner
            Chief Financial Officer (Principal
            Financial and Accounting Officer)